Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Larkspur Health Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price (2)		Fee Rate	Amount of Registration Fee (3)
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457	(f)(1)	12,302,458	$	N/A		$123,024,580	$0.0000927	$11,404.38
		Total Offering Amounts			12,302,458				$123,024,580		$11,404.38
		Total Fees Previously Paid									8,528.40
		Total Fee Offsets									--
		Net Fee Due						$			$2,875.98

(1)	Based on the maximum number of shares of the Registrant’s Class A Common Stock, par value $0.0001 per share (“Larkspur Class A Common Stock”), estimated to be issuable in connection with the business combination (the “Business Combination”) described in the proxy statement/prospectus forming part of this Registration Statement on Form S-4. Such number represents the shares of Larkspur Class A Common Stock issuable as consideration to the holders of ownership interests in ZyVersa Therapeutics, Inc. (“ZyVersa”) pursuant to that certain Business Combination Agreement, dated as of July 20, 2022, entered into by and among the Registrant, Larkspur Merger Sub, Inc., Stephen Glover, and ZyVersa.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Represents the book value of the securities to be received by the Registrant in the Business Combination since ZyVersa is a private company and no market exists for its securities.

(3)	Calculated pursuant to Rule 457 under the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0000927.